Exhibit (c)(4)
Process Update August 4, 2010

ProcessSummary •Covington has contacted 64 potentialpartners since launching the process on June 2nd •45 parties responded, 19 parties were unresponsive • 28 were not interested in reviewing • 17 signed NDAs • 9 declined after reviewing dataroom • 8 received bid letters • 2 sent bids CurrentStatus of Parties Receiving Bid Letters (8): (i)Submitted Bids (2) –Platinum Equity –Matt Young (Principal) and Travis Haynes (VP); Submitted bid for $7 — $9 million for manufacturing division –Swenson Granite — Kurt Swenson; Submitted bid for $4.38 for entire company (ii)Received Bid Letter/Did Not Respond or Declined Post Bid Letter (6) –Forest Hill Partners –Long Point Capital –Martin Marietta Materials –Mill Road Capital –Open Gate Capital –Polycor